Page 1

                   VOTING AGREEMENT

     In consideration of Rawhide Holdings Corporation, a Delaware corporation ("Parent"), and Rawhide
Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Co."), entering into on the date hereof an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof with IBP, inc., a Delaware corporation (the
"Company"), which provides, among other things, that Merger Co., upon the terms and subject to the conditions thereof, will be merged with and into the Company (the "Merger") and each outstanding share of common stock, $0.05 par value, of the Company (the
"Company Common Stock") will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) in accordance with the terms of such Agreement, each of the undersigned holders
(each, a "Stockholder" and collectively, the "Stockholders") of shares of Company Common Stock agrees with Parent and Merger Co. as follows:

    1. During the period (the "Agreement Period") beginning on the date hereof and ending on the earlier of (i) the Effective Time (as defined in the Merger
Agreement), (ii) the date of any substantive amendment to the Merger Agreement (including, without limitation, any amendment that increases the Merger Consideration
(as defined in the Merger Agreement)), which has not been approved in writing by the Stockholder and (iii) the date of termination of the Merger Agreement, the Stockholder hereby agrees to vote the shares of Company
Common Stock set forth opposite its name in Schedule A hereto (the "Schedule A Securities") to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions directly and reasonably related thereto at any meeting or meetings of the stockholders of the Company, and at any adjournment thereof or pursuant to action by written consent, at or by which such Merger Agreement, or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Parent agrees to notify the Stockholder promptly upon receipt by Parent, Merger Co. or DLJMB
(as defined in the Merger Agreement) of any information relating to any Acquisition Proposal (as defined in the Merger Agreement) and to forward immediately to the Stockholder by telecopy any written material delivered to any of them relating to any such Acquisition
Proposal.

    2. During the Agreement Period, the Stockholder hereby agrees that it will not vote any of its Schedule
A Securities in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters related to or in connection therewith, or any corporate action relating to or the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger
Agreement.

1

Page 2

    3. During the Agreement Period, the Stockholder hereby irrevocably appoints Parent as proxy for and on behalf of such Stockholder to vote (including, without limitation, the taking of action by written consent) such Stockholder's Schedule A Securities, for and in the name, place and stead of such Stockholder for the matters and in the manner contemplated by paragraph 1 above.

    4. During the Agreement Period, the Stockholder will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition
Proposal (as defined in the Merger Agreement), (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, or otherwise assist, facilitate or encourage, any Person (as defined in the Merger Agreement) that may be considering making, or has made, an Acquisition
Proposal or (iii) acquire beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of
1934) of any shares of the Company Common Stock in addition to those set forth in Schedule A (other than pursuant to or as a result of this Voting Agreement).
The Stockholder agrees to promptly notify Parent after receipt of any Acquisition Proposal or any indication from any Person that it is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition
Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request (in each case, to the extent permitted by any confidentiality agreement to which such Stockholder is a party).

    5. The Stockholder hereby agrees not to exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any shares of Company Common Stock owned by such Stockholder in connection with the Merger.

    6. The Stockholder hereby represents and warrants to Parent that as of the date hereof:

       (a) The Stockholder (i) owns beneficially all of the shares of Company Common Stock set forth opposite the Stockholder<Q2|=>s name in Schedule A hereto, and no other shares of Company Common
     Stock, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement without the consent or approval of any other person and (iii) has not entered into any voting agreement with or granted any person any proxy (revocable or irrevocable) with respect to such shares (other than this Voting Agreement).

       (b)   This Voting Agreement is the valid and
     binding agreement of the Stockholder.

       (c) No investment banker, broker or finder is entitled to a commission or fee from the Stockholder or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

    7. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting
Agreement.

2
Page 3

    8. This Voting Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

    9. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such-injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement.

   10. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

   11. The Stockholder will, upon request, execute and deliver any additional documents deemed by Parent to be necessary or desirable to complete and effectuate the covenants contained herein.

   12.  This Agreement shall terminate upon the
termination of the Agreement Period.

   13. The Stockholder hereby agrees that if it sells, transfers, assigns, encumbers or otherwise disposes
(each, a "Transfer") of any Schedule A Securities
(whether to an affiliate or otherwise) during the Agreement Period, such Stockholder shall require the transferee of such Schedule A Securities to execute and deliver to Parent, Merger Co. and the Company a voting agreement identical in form to this Voting Agreement except for the identity of the Stockholder prior to or concurrent with the consummation of such Transfer.
Parent, Merger Co. and the Company understand and acknowledge that, subject to the preceding sentence, the Stockholder is free to Transfer any Schedule A
Securities at such times and in such manner as it deems appropriate.

   14.  All other voting agreements signed with
existing shareholders prior to or concurrently herewith are substantially identical to this Agreement.

     15.    Nothing in this Agreement, express or
implied, shall confer on any person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except that clause 4(iii) of this Agreement shall inure to the benefit of the Company and the Company shall be entitled to enforce such clause to the same extent as if it were a party hereto.

   16. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

     If to Parent or Merger Co., to:

          Thompson Dean
          c/o DLJ Merchant Banking III, Inc.
          277 Park Avenue
          New York, New York 10172
          Telecopy: 212-892-7272
     3
Page 4
     with a copy to:

          George R. Bason, Jr.
          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Telecopy: 212-450-4800

     If to Booth Creek Partners Limited III, LLLP or
Jeffrey J. Joyce, to:

          Booth Creek Partners Limited III, LLLP
          1000 South Frontage Rd., West
          Suite 100
          Vail, Colorado 81657
          Telecopy: 970-476-4030
          Telephone: 970-476-4030


          Jeffrey J. Joyce
          954 New Bedford Court
          Marietta, Georgia 30068
          Telecopy: 770-980-4905
          Telephone: 770-980-4903


     4

Page 5

     with a copy to:

          Randall Doud
          Skadden, Arps, Slate, Meagher & Flom LLP
          4 Times Square
          New York, New York 10036
          Telecopy: 212-735-2000
          Telephone: 212-735-2524

     If to Archer-Daniels-Midland Company, to:

          David Smith, Esq.
          Archer-Daniels-Midland Company
          4666 Faries Parkway
          P.O. Box 1470
          Decatur, IL 62525
          Telecopy:  (217) 424-6196
          Telephone: (217) 424-6183

     with a copy to:

          James E. Nicholson
          Faegre & Benson LLP
          2200 Wells Fargo Center
          90 South Seventh Street
          Minneapolis, MN  55402
          Telecopy: (612) 336-3026
          Telephone:  (612) 336-3203

     or such other address or telecopy or telephone number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     5

Page 6

     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the 1st day of October, 2000.


                              RAWHIDE HOLDINGS
                              CORPORATION


                              By  /s/Ari Benacerraf
                                Name: Ari Benacerraf
                                Title:  President


                              RAWHIDE ACQUISITION
                              CORPORATION


                              By  /s/ Ari Benacerraf
                                Name:  Ari Benacerraf
                                Title:  President


                              BOOTH CREEK PARTNERS
                              LIMITED III, LLLP


                              By  /s/Jeffrey Joyce
                                Name:  Jeffrey Joyce
                                Title:  Executive Vice
President


                              JEFFREY J. JOYCE


                              /s/Jeffrey Joyce


                              ARCHER-DANIELS-
                              MIDLAND COMPANY

                              By  /s/D. J. Smith
                                    Name: D. J. Smith
                                    Title:  Vice
President, Secretary
                                       and General
Counsel
6
Page 7
                      SCHEDULE A


Stockholder              Shares of Company
                         Common Stock

Booth Creek Partners     3,644,923
Limited III,      LLLP

Jeffrey J. Joyce          643,030

Archer-Daniels-Midland   12,951,400
Company




7